As filed with the Securities and Exchange Commission on December 10, 2024.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOMENTUS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	84-1905538
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3901 N. First Street
San Jose, CA 95134
(650) 564-7820
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Stephen C. Hinton, Esq. Bradley Arant Boult Cummings LLP ONE 22 ONE 1221 Broadway Nashville, Tennessee 37203 Telephone: (615) 244-2582	Lon Ensler Interim Chief Financial Officer 3901 N. First Street San Jose, CA 95134 Telephone: (650) 564-7820

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated December 10, 2024
PRELIMINARY PROSPECTUS

Momentus Inc.
Up to 15,414,414 Shares of Common Stock, or 1,101,030 Shares of Common Stock on a Post-Split Basis
This Prospectus relates to the offer and sale from time-to-time of up to 15,414,414 shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), or 1,101,030 shares of Common Stock on a Post-Split Basis of Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) by the Selling Stockholder identified in this prospectus or its permitted transferees (collectively, the “Selling Stockholder”). The shares of Common Stock registered for resale pursuant to this prospectus consist of (i) 3,260,377 shares of Common Stock, or 232,885 shares of Common Stock on a Post-Split Basis shares of Common Stock (“Initial Conversion Shares”), issuable to the Selling Stockholder upon conversion of the secured convertible promissory note dated July 12, 2024 by the Company (as amended, the “Initial Convertible Note”); (ii) 5,668,934 shares of Common Stock, or 404,924 shares of Common Stock on a Post-Split Basis (“Subsequent Conversion Shares” and together with the Initial Conversion Shares, collectively, the “Conversion Shares”), issuable to the Selling Stockholder upon conversion of the secured convertible promissory note dated October 24, 2024 (as amended, the “Subsequent Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”); and (iii) 6,485,103 shares of Common Stock, or 463,222 shares of Common Stock on a Post-Split Basis, issuable to the Selling Stockholder upon exercise of certain warrants issued to the Selling Stockholder (collectively, the “Warrant Shares”).
We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholder of the Warrant Shares.
Sales of the Warrant Shares by the Selling Stockholder may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. The Selling Stockholder may sell shares to or through underwriters, broker-dealer or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both.
We will not receive any of the proceeds from such sales of the shares of Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sale of shares of Common Stock. See “Plan of Distribution” of this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholder, will issue, offer or sell, any of the securities.
In order to regain compliance with the Minimum Bid Price Requirement (as defined herein), on December 4, 2024, the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Effective Date”), with the Common Stock trading on the Nasdaq Capital Market on a reverse-split adjusted basis under the Company’s basis under the Company’s existing trading symbol, “MNTS”, at the market open on Friday, December 13, 2024. Unless otherwise noted, all share, per share, and pricing information relating to our Common Stock in this registration statement is presented assuming that the share amounts are on a basis immediately prior to the Reverse Stock Split. Any correlative appropriate share number adjustments pursuant to, and subsequent to, the Reverse Stock Split, assuming the occurrence and effectiveness thereof, are referred to herein as being on a “Post-Split Basis”.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.” On December 9, 2024, the last reported sales price of our Common Stock was $0.5631 per share.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 8 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholder have authorized anyone to provide you with different information. Neither we nor the Selling Stockholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
We are responsible for the information contained in this prospectus. We have not, and the Selling Stockholder have not, authorized anyone to provide you with different information, and we take no, and the Selling Stockholder take no, responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Stockholder are not, making an offer to sell the Warrant Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to continue to manage its growth;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or
•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplements. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein this prospectus and the information set forth under the headings “Risk Factors.”
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercials customers. The Company also performs analysis and provides engineering services to U.S. Government organizations.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-earth orbit (LEO). We believe that Vigoride, has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer.

We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacture and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.
For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Deficiency
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024, where the stockholders approved a reverse stock split as part of the Company’s plan to regain compliance with Nasdaq rules.

2024 Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Requirement, on December 4, 2024 the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split will be effective as of 5:00 p.m. eastern time on Thursday, December 12, 2024 (the “Effective Date”), with the Common Stock trading on the Nasdaq Capital Market on a reverse-split adjusted basis under the Company’s trading symbol “MNTS”, at the market open on Friday, December 13, 2024.
Going Concern Uncertainty
Our consolidated interim financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net loss of $23.1 million for the nine months ended September 30, 2024, and accumulated deficit of $396.1 million as of September 30, 2024. Additionally, the Company used net cash of $10.9 million to fund its operating activities for the nine months ended September 30, 2024, and had cash and cash equivalents of $0.8 million as of September 30, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated interim financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated interim financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated interim financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated interim financial statements are issued.
In connection with the preparation of the consolidated interim financial statements for the nine months ended September 30, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated interim financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its regular operations, scaling of commercial production, and maintain its existing services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated interim financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate all opportunities to access additional capital through any available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.

Litigation Update
On September 16, 2024, the U.S. District Court for the Northern District of California issued an order primarily approving the settlement and providing for notice of the settlement to stockholders of the Company in the matters captioned Hanna v. Kabot, et al., Case No. 5:23-cv-00374 (N.D. Cal.); Rivlin v. Kabot, et al., Case No. 2:23-cv-03120 (C.D. Cal.); Lindsey v. Quiroga, et al., Case No. 20230674 (Del. Ch.); and the litigation demand made by Momentus stockholder, Kamal Qureshi (collectively, the “Derivative Matters”). The proposed settlement calls for the Company to adopt certain corporate governance reforms and pay lead plaintiffs’ attorney’s fees, litigation expenses, and lead plaintiff service awards. Plaintiffs have moved for final approval of the proposed settlement to resolve all three actions. The settlement approval motion was set to be heard on November 21, 2024. On November 14, 2024, with no parties or the court having received any objection to the proposed settlement, the court took the settlement approval motion under consideration without oral argument.
On March 24, 2023, Lev Khasis filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2023-0361) seeking indemnification and advancement of expenses from the Company. On April 17, 2023, the Company filed a motion to dismiss. On May 16, 2023. Mr. Khasis filed an amended complaint. On May 23, 2023, Momentus filed a motion to dismiss the amended complaint. Separately, Khasis has requested an expedited trial in his claim for advancement of fees. On June 23, 2023, the Court of Chancery ordered that Khasis indemnification litigation will not be stayed pending the appeal of the Kokorich claim. Moreover, the Court of Chancery further ordered the parties to prepare a scheduling order to the Court which includes all relevant deadlines to argue the Company’s motion to dismiss and Khasis’ expedited motion for advancement concurrently. On October 17, 2023, the parties reached an agreement to stay the proceeding until January 1, 2024. On October 18, 2023, the Company conditionally paid Mr. Khasis $0.1 million related to Mr. Khasis’ legal expenses. In response to the Court’s request for a status update, the Plaintiff moved to voluntarily dismiss its complaint without prejudice, which Momentus did not oppose. On November 26, 2024, the Court granted Plaintiff’s motion.
Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated the Business Combination with Legacy Momentus pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.
Our principal executive offices are located at 3901 N. First Street, San Jose, CA 95134. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.
Convertible Notes Transactions
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”), entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of September 30, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $0.52908 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.
On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.
At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Subsequent Convertible Note into shares of Common Stock at a conversion price of $0.5292 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase up to 6,485,103 shares of Common Stock, or 463,222 shares of Common Stock on a Post-Split Basis, with an exercise price of $0.5292 per share (the “SIV Warrants”), of which warrants to purchase 3,779,289 shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note  and Subsequent Convertible Note remained unchanged from their respective original conversion prices described above.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase 2,705,814 shares of Common Stock with an exercise price of $0.5292 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed

9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice, SIV may, with the agreement of the Company, from time to time increase or decrease this ownership limitation to any other percentage.
The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:
•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
•
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements; and
•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.
We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make the Common Stock less attractive to investors.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 13, 2024, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING
Common stock offered by the Selling Stockholder
15,414,414 shares, or 1,101,030 shares on a Post-Split Basis issuable upon conversion of the Convertible Notes and exercise of the Warrants
Terms of the offering
The Selling Stockholder will determine when and how they will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”
Use of proceeds
We will not receive any proceeds from the sale of the Warrant Shares covered by this prospectus.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the specific risk factors discussed above under “Cautionary Note Regarding Forward-Looking Statements”, under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on June 6, 2024, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including Form 10-K/A filed on September 16, 2024 and any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of our Common Stock could decline, and you could lose part or all of your investment.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Conversion Shares or the Warrant Shares by the Selling Stockholder pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.

SELLING STOCKHOLDER
This prospectus covers the resale or other disposition by the Selling Stockholder identified in the table below of the Conversion Shares and the Warrant Shares, consisting of up to an aggregate of 15,414,414 shares of Common Stock. The Selling Stockholder acquired the Conversion Shares and Warrants into which the Conversion Shares and Warrant Shares can be converted or exercised respectively, in the transaction described above under the heading “Prospectus Summary—Convertible Notes Transactions.”
The Convertible Notes and the Warrants to be issued in the Convertible Notes Transactions provide that the Selling Stockholder will not have the right to convert the Convertible Notes or exercise any portion of the Warrants if such conversion or exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Selling Stockholder (together with its affiliates) to exceed 4.99% (the “Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Selling Stockholder (together with its affiliates) to exceed the Ownership Limitation of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. By written notice to the Company, the Selling Stockholder may decrease or increase the Ownership Limitation to any other percentage, with agreement of the Company in case of any decrease below 4.99% or increase above 9.99%, provided, that, any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholder.
The table below sets forth, as of December 9, 2024, the following information regarding the Selling Stockholder:
•	Name of the Selling Stockholder;
•	Number of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Convertible Notes Transactions; and
•	Number of warrants issuable upon the conversion of the Convertible Notes and the exercise of the Warrants;
The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
All information with respect to the Common Stock ownership of the Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholder, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholder identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreement, arrangements, or understanding with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholder upon termination of this offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholder will sell all of its shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholder have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three ears other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Space Infrastructures Ventures, LLC	15,414,414(1)	15,414,414(2)	—(3)	—(3)

(1)
The Convertible Notes and Warrants are directly held by Space Infrastructures Ventures, LLC, a Delaware limited liability company, and may be deemed to be beneficially owned by: Jose Alonso, its Chief Executive Officer, who has investment and voting control of Space Infrastructure Ventures, LLC. The Convertible Notes may not be converted to the extent that the Selling Stockholder (together with any affiliates (as defined in Rule 144 of the Securities Act) of the Selling Stockholder or any other person with which the Selling Stockholder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the number of shares of common stock outstanding. The beneficial ownership limitation may be decreased or increased to any other percentage by the Selling Stockholder by written notice to the Company and with agreement of the Company in case of any decrease below 4.99% or increase above 9.99%, provided, that, any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholder, The address of Space Infrastructures Ventures, LLC, is 5900 SW 108 Street, Pinecrest, Florida 33156.
(2)
Consists of (i) 3,260,377 shares of Common Stock issuable to the Selling Stockholder upon conversion of Initial Convertible Note; (ii) 5,668,934 shares of Common Stock issuable to the Selling Stockholder upon conversion of the Subsequent Convertible Note; and (iii) 6,485,103 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants.

(3)	Assuming the sale of all securities offered hereby.

PLAN OF DISTRIBUTION
The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP.

EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2022, have been incorporated by reference in this prospectus, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and superseded this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on June 6, 2024 (as amended on September 16, 2024);
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024, filed with the SEC on October 15, 2024, and for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2024;
•
the description of our Common Stock contained in its Registration Statement on Form 8-A, as filed with the SEC on November 6, 2019, as amended by the description of the Registrant's common stock contained in Exhibit 4.3 to the Annual Report filed with the Commission on March 8, 2022, and including any further amendment or report filed for the purpose of updating such description; and

•
our Current Reports filed on Form 8-K with the SEC on January 9, 2024, January 12, 2024, January 16, 2024, February 2, 2024, February 12, 2024, March 5, 2024, March 7, 2024, March 18, 2024, March 25, 2024, March 29, 2024, April 19, 2024, May 6, 2024, May 30, 2024, June 21, 2024, July 2, 2024, July 18, 2024, August 27, 2024, September 6, 2024, September 16, 2024, September 26, 2024, October 24, 2024, October 28, 2024, November 13, 2024, December 5, 2024 and December 9, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

Up to 15,414,414 Shares of Common Stock, or 1,101,030 Shares of Common Stock on a Post-Split Basis
PRELIMINARY PROSPECTUS
    , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$1,008.88
Legal fees and expenses	$15,000
Accounting fees and expenses	$40,000
Miscellaneous	$5,000
Total	$61,008.88

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides for such limitation of liability to the fullest extent permitted by the DGCL.
The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.
Item 15.	Recent Sales of Unregistered Securities.
Issuance of Common Stock to Non-employees: During the year ended December 31, 2023, the Company issued 2,700 shares of Common Stock to a third-party consulting firm in exchange for public relations services. The shares were not issued under any equity incentive plan of the Company. Under the agreement, the shares were contingently forfeitable in the event of early termination by the Company. The shares had an issuance date fair value of

$0.1 million to be recorded as consulting expense over the six-month term of the agreement. Related consulting expense of $0.1 million was recognized over the six-month term of the agreement. The Company issued no shares to non-employees during the nine months and year ended September 30, 2024.
Private Placement:
On September 15, 2024, the Company engaged in a private placement pursuant to which the Company agreed with an investor (the “Investor”) to (i) sell and issue to such stockholder the pre-funded warrants (the “Pre-Funded Warrants”) to purchase Common Stock, Class A Warrants to purchase Common Stock and Class B Warrants to purchase Common Stock.
The purchase price of each Pre-Funded Warrant equals the price per share at which shares of our Common Stock are being sold in the private placement minus $0.00001, and the exercise price of each Pre-Funded Warrant equals $0.00001 per share. The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. The Class A Warrants have an exercise price per share of Common Stock equal to $0.575 per share. Class A Warrants will expire March 17, 2030, and the Class B Warrants will expire March 17, 2026. The exercise price and the number of shares of Common Stock issuable upon exercise of the Class A Warrants and the Class B Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. The Investor may not exercise the Class A Warrants and the Class B Warrants until the date that is 6 months after the original issuance date.
In connection with the private placement, on September 15, 2024, the Company entered into a Placement Agency Agreement with the Placement Agent. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and also agreed to issue to the Placement Agent Warrants at an exercise price of $0.6325, which are exercisable immediately. One half of the Placement Agent Warrants have a term of eighteen months from September 15, 2024, and the other half of the Placement Agent Warrants have a term of five years from September 15, 2024.
Convertible Notes Transactions
On July 12, 2024, the Company and Space Infrastructures Ventures, LLC (“SIV”) entered into a secured convertible promissory note (the “Initial Convertible Note”) pursuant to which Momentus may borrow up to $2.3 million prior to September 1, 2024, consisting of (i) an initial loan in the principal amount of $500,000 which may be borrowed on or after July 17, 2024, and (ii) one or more subsequent loans totaling up to $1.8 million in aggregate principal amount which may be borrowed on or after August 7, 2024, with the $1.8 million subject to certain conditions including the availability of financing to SIV. Borrowings under the Initial Convertible Note bear interest at 15% per annum. Principal on the Initial Convertible Note is to be re-paid in four equal payments on a quarterly basis, commencing on December 1, 2024, and the Initial Convertible Note has a maturity date of September 1, 2025, at which time all accrued interest is due. As of September 30, 2024, all amounts available under the Initial Convertible Note have been borrowed by the Company.
Amounts borrowed under the Initial Convertible Note are secured by a lien on substantially all of the assets of the Company. In lieu of cash payments of accrued interest, SIV, in its sole discretion, may elect to receive shares of Momentus Common Stock at a conversion price of $0.52908 per share (the “Conversion Price”). On the maturity date, subject to the satisfaction of applicable legal and regulatory conditions, all outstanding obligations under the Initial Convertible Note automatically convert into Common Stock at the Conversion Price. The proceeds of the Initial Convertible Note are to be used solely for the following purposes: (a) to fund day-to-day working capital needs in the order course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, (b) for general purposes in the ordinary course of business, consistent with Momentus practices prior to the execution of the Initial Convertible Note, and (c) to repay secured indebtedness owed to certain directors and officers of Momentus.
On October 24, 2024, the Company and SIV entered into a secured convertible promissory note (the “Subsequent Convertible Note”, and, together with the Initial Convertible Note, the “Convertible Notes”) pursuant to which Momentus may borrow up to $3.0 million in two tranches, consisting of (i) an initial loan in the principal amount of $2 million, and (ii) up to an additional $1 million in principal amount which may be borrowed from December 22, 2024 through February 14, 2025. Borrowings under the Subsequent Convertible Note bear interest at 15% per annum. The Subsequent Convertible Note has a maturity date of October 24, 2025, at which time all principal and accrued interest is due. Amounts borrowed under the Subsequent Convertible Note are secured by a lien on substantially all of the assets of the Company.

At any time after the date that is six months after the original issuance date of the Subsequent Convertible Note, SIV may convert some or all of the outstanding obligations under the Subsequent Convertible Note into shares of Common Stock at a conversion price of $0.5292 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Subsequent Convertible Note is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.
In addition to the Subsequent Convertible Note, the Company agreed to issue to SIV warrants to purchase up to 6,485,103 shares of Common Stock, or 463,222 shares of Common Stock on a Post-Split Basis with an exercise price of $0.5292 per share (the “SIV Warrants”), of which warrants to purchase 3,779,289 shares of Common Stock were issued on November 14, 2024 following the funding of the first tranche under the Subsequent Convertible Note. The exercise price and the number of shares of Common Stock issuable upon exercise of the SIV Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. SIV may not exercise the SIV Warrants prior to April 24, 2025, and the SIV Warrants will expire April 24, 2030.
Additionally, on November 30, 2024, the Company entered into amendments to the Convertible Notes. The amendments to the Subsequent Convertible Note accelerated the borrowing date for the second tranche of $1 million in principal amount to December 2, 2024, which borrowing date had previously been no earlier than December 22, 2024. Accordingly, the Company has now borrowed the full $3 million in principal amount under the Subsequent Convertible Note.
The amendments also permitted SIV to reserve out of the proceeds of the second tranche under the Subsequent Convertible Note of approximately $670 thousand, representing the amount of principal and interest due from the Company to SIV on December 1, 2024, under the Initial Convertible Note.
The amendments to the Convertible Notes also provide SIV the option to convert all amounts outstanding under either Convertible Note into shares of the Company’s Common Stock at any time. Previously, the Initial Convertible Note only permitted conversion of interest when and as due, while the Subsequent Convertible Note only permitted conversion of outstanding amounts when and as due. The conversion price of amounts outstanding under the Initial Convertible Note and Subsequent Convertible Note remained unchanged from their respective original conversion prices described above.
In connection with the borrowing of the second tranche under the Subsequent Convertible Note, the Company issued to SIV warrants to purchase 2,705,814 shares of Common Stock with an exercise price of $0.5292 per share, as originally required by the Subsequent Convertible Note.
The Company also agreed to register the resale by SIV of all of the shares of Common Stock issuable upon conversion of the Convertible Notes and the warrants issued to SIV.
Neither the Subsequent Convertible Note nor the SIV Warrants can be converted or exercised if it would cause the aggregate number of shares of Common Stock beneficially owned by SIV (together with its affiliates) to exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, as applicable. By written notice, SIV may, with the agreement of the Company, from time to time increase or decrease this ownership limitation to any other percentage.
The proceeds of the Subsequent Convertible Note are to be used solely to fund day-to-day working capital needs in the ordinary course of business, consistent with past practices, and for general purposes in the ordinary course of business, consistent with past practices. The Subsequent Convertible Note requires SIV’s consent to take certain actions, such as purchasing assets outside the ordinary course of business, extending financing, making capital expenditures in excess of $100,000, repaying debts outside the ordinary course of business or investing in any entity or enterprise.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
2.1†
Agreement and Plan of Merger, dated as of October 7, 2020, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 7, 2020).

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated March 5, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on March 8, 2021).

2.3
Amendment No. 2 to Agreement and Plan of Merger, dated as of April 6, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on June 29, 2021).

2.4
Amendment No. 3 to Agreement and Plan of Merger, dated as of June 29, 2021, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.4 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on June 29, 2021).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on August 22, 2023)
3.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 22, 2023).
3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
3.4	First Amendment to the Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 25, 2023).
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.2	Form of Class A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.3	Form of Class B Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 16, 2024.
4.4	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.5	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 16, 2024).
4.6
Form of Placement Agent Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).

5.1^	Opinion of Bradley Arant Boult Cummings LLP.
10.1
Amended and Restated Registration Rights Agreement, dated as of August 12, 2021, by and among the Company, Sponsor, and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).

10.2	Form of Insider Letter (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.4#†	Momentus 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.5#†	Form of option award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.6#†	Form of RSU award agreement under 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on August 18, 2021).

Exhibit Number	Description of Exhibit
10.7#†	Momentus 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.8#†	Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on March 14, 2022).
10.9#
First Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-270761) filed on March 14, 2022).

10.10#
Second Amendment to the Momentus Inc. 2022 Inducement Equity Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-272104) filed on May 19, 2023).

10.11#	Form of option award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).
10.12#	Form of RSU award agreement under 2022 Inducement Equity Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2022).
10.13	Employment Agreement of John C. Rood dated August 1, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.14
Employment Agreement, by and between Momentus Inc. and Paul Ney, dated September 27, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed October 4, 2021).

10.15#†	Director Compensation Policy (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
10.16	SEC Order in Administrative Proceeding 3-20393 (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on July 21, 2021).
10.17#†
Momentus Inc. Amended and Restated 2018 Stock Plan and forms of award agreement thereunder (incorporated by reference to Exhibit 10.11 to the Company’s Amendment No. 4 to Registration Statement on Form S-4 filed on July 21, 2021).

10.18	Form of Warrant Inducement Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 7, 2023).
10.19	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on January 16, 2024).
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 7, 2024).
10.21	Form of Change in Control Letter Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 14, 2023).
10.22	Form of Secured Promissory Note (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).
10.23
Secured Convertible Promissory Note, dated July 12, 2024, between Space Infrastructure Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (Registration No. 333-282724) filed on October 18, 2024).

10.24	First Amendment to Secured Convertible Promissory Note, dated November 30, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 10-K filed on December 5, 2024).
10.25
Secured Convertible Promissory Note, dated October 24, 2024, by and between Space Infrastructures Ventures, LLC and Momentus Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 28, 2024).

10.26	First Amendment to Secured Convertible Promissory Note, dated November 30, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 10-K filed on December 5, 2024).
16.1	Letter from the Company’s former independent accountant, dated July 24, 2023 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on July 25, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on August 18, 2021).
23.1*	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.

Exhibit Number	Description of Exhibit
23.2*	Consent of Armanino LLP, independent registered public accounting firm.
23.3^	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).
107*	Filing Fee Table.

#	Management contract or compensatory plan or arrangement
*	Filed herewith
†
Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	To be filed by amendment.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes to
(a)
Provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (b)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(c)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(e)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(f)
That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(g)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	That:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 10, 2024.

MOMENTUS INC.

By:	/s/ John C. Rood
Name:	John C. Rood
Title:	Chief Executive Officer

By:	/s/ Lon Ensler
Name:	Lon Ensler
Title:	Interim Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Rood and Lon Ensler as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Rood	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2024
John C. Rood

/s/ Lon Ensler	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2024
Lon Ensler

/s/ Brian Kabot	Director	December 10, 2024
Brian Kabot

/s/ Chris Hadfield	Director	December 10, 2024
Chris Hadfield

/s/ Kimberly A. Reed	Director	December 10, 2024
Kimberly A. Reed

/s/ Linda J. Reiners	Director	December 10, 2024
Linda J. Reiners

/s/ Mitchel B. Kugler	Director	December 10, 2024
Mitchel B. Kugler

/s/ Vic Mercado	Director	December 10, 2024
Vic Mercado